Exhibit 99.1
DALLAS, Sept. 14, 2009 (GLOBE NEWSWIRE) — PMFG, Inc. (the “Company”) (Nasdaq: PMFG — News ) today reported financial results for the fourth quarter and fiscal year ended June 30, 2009.
Fourth Quarter Fiscal Year 2009
Revenues for the fourth quarter of fiscal year 2009 were $37.6 million, a decrease of $3.3 million, or 8.1%, compared to revenues of $40.9 million for the fourth quarter of fiscal year 2008. Net earnings for the fourth quarter of fiscal year 2009 was $2.6 million, or $0.20 per diluted share, an increase of $4.0 million, or $0.31 per diluted share, compared to net loss of $1.4 million, or $(0.11) per diluted share, for the fourth quarter of fiscal year 2008.
On April 30, 2008, the Company acquired Nitram Energy, Inc. and since the date of acquisition has included Nitram’s financial results, including purchase accounting adjustments. In the fourth quarter of fiscal year 2008, the Company recorded as part of the purchase accounting for the Nitram acquisition, $6.4 million and $4.8 million in fair value adjustments related to backlog and inventory acquired, respectively. Calculations of non-GAAP results are shown in the tables accompanying this release. In the fourth quarter of fiscal year 2008, the Company recorded as part of cost of goods sold $2.7 million of backlog amortization expense and an additional $2.3 million of expense related to the fair value inventory adjustment. On a non-GAAP basis, excluding the expenses related to the fair value adjustments of Nitram’s backlog and inventory, the Company would have recorded net earnings of $1.9 million, or $0.15 per diluted share, for the fourth quarter of fiscal year 2008.
On August 15, 2008, Peerless Mfg. Co. completed a holding company reorganization in which Peerless became a wholly owned subsidiary of PMFG, Inc. Stockholders of Peerless received two shares of common stock of PMFG for each outstanding share of common stock of Peerless held prior to the reorganization. As a result, the reorganization also had the effect of a two-for-one stock split. The Company’s business, operations and management did not change as a result of this reorganization. Share and per share amounts for all financial periods presented in this press release have been retroactively adjusted to give effect to the reorganization, including the two-for-one exchange of PMFG common stock for Peerless common stock.
Fiscal Year 2009
Revenues for fiscal year 2009 were $158.0 million, an increase of $17.5 million, or 12.5%, compared to revenues of $140.5 million for fiscal year 2008. Net earnings for fiscal year 2009 were $2.9 million, or $0.22 per diluted share, a decrease of $5.5 million, or $0.42 per diluted share, compared to net earnings of $8.4 million, or $0.64 per diluted share, for fiscal year 2008.
On a non-GAAP basis, excluding the expenses related to the fair value adjustments of Nitram’s backlog and inventory, the Company would have recorded net earnings of $7.8 million, or $0.59 per diluted share, for fiscal year 2009. On a non-GAAP basis, excluding the expenses related to the fair value adjustments of Nitram’s backlog and inventory described above, the Company would have recorded net earnings of $11.7 million, or $0.89 per diluted share, for fiscal year 2008.
Process Products (formerly Separation / Filtration Systems)
Process Products segment revenues for the fourth quarter of fiscal year 2009 were $29.2 million, a decrease of $2.1 million, or 6.7%, compared to revenues of $31.3 million for the fourth quarter of fiscal year 2008. The Process Products segment operating income for the fourth quarter of fiscal year 2009 was $5.8 million, an increase of $4.1 million, compared to operating income of $1.7 million for the fourth quarter of fiscal year 2008.
Process Products segment revenues for fiscal year 2009 were $123.3 million, an increase of $43.8 million, or 55.1%, compared to revenues of $79.5 million for fiscal year 2008. Process Products segment operating income for fiscal year 2009 was $17.7 million, an increase of $7.5 million, compared to operating income of $10.2 million for fiscal year 2008.
Nitram’s operating results since the acquisition on April 30, 2008 are reported in the Process Products segment and include expenses of $3.8 million and $2.3 million related to fair value adjustments of Nitram’s backlog and inventory, respectively for fiscal year 2009 and $2.7 million and $2.3 million, respectively for fiscal year 2008. On a non-GAAP basis, excluding the expenses related to the fair value adjustments of Nitram’s backlog and inventory, the Process Products segment would have recorded operating income of $5.8 million for the fourth quarter and $23.8 million for the fiscal year 2009 compared to operating income of $6.7 million for the fourth quarter and $15.2 million for the fiscal year 2008.
Environmental Systems
Environmental Systems segment revenues for the fourth quarter of fiscal year 2009 were $8.4 million, a decrease of $1.3 million, or 13.4%, compared to revenues of $9.7 million for the fourth quarter of fiscal year 2008. Environmental Systems segment operating income for the fourth quarter of fiscal year 2009 was $1.9 million, an increase of $0.5 million, compared to operating income of $1.4 million for the fourth quarter of fiscal year 2008.
Environmental Systems segment revenues for fiscal year 2009 were $34.7 million, a decrease of $26.3 million, or 43.1%, compared to revenues of $61.0 million for fiscal year 2008. Environmental Systems revenues for fiscal year 2008 include approximately $30.0 million from a large environmental systems order. Environmental Systems segment operating income for fiscal year 2009 was $6.9 million, a decrease of $6.9 million, compared to operating income of $13.8 million for fiscal year 2008.
Financial Condition
At June 30, 2009, the Company reported $21.9 million of cash and investments, $56.0 million of debt, total assets of $153.2 million, working capital of $40.3 million and a current ratio of 1.8 to 1.0. The backlog at June 30, 2009 was $73 million compared to $107 million at June 30, 2008.

Peter J. Burlage, Chief Executive Officer, stated, “In the natural gas, refining, petro chemical and power markets, lower capital spending, reduced demand, and delayed purchases, resulted in lower revenues and orders during the fourth quarter of fiscal year 2009. Despite the lower-than-expected revenue growth, we delivered net earnings of $2.9 million as we continued to control spending, drive productivity improvements and generate synergies across our operations. Based on our recent order pattern and a review of customer and channel activity, we expect to continue to see reduced activity levels year over year for most of our major end markets for the first half of fiscal year 2010.”
Mr. Burlage concluded, “Despite slower economic conditions, our business fundamentals remain strong. We have a solid reputation for quality and significant market shares in our major product lines. Our diversification, service, experience, and on-going emphasis on aligning our cost structure with the current economic environment should enable us to emerge as a stronger, more efficient company.”
Conference Call
Peter Burlage, Chief Executive Officer, and Henry Schopfer, Chief Financial Officer, will discuss the Company’s financial results for the fourth quarter and fiscal year ended June 30, 2009 and the outlook for future periods, during a conference call scheduled for Monday, September 14 at 10:00 a.m. ET.
Stockholders and other interested parties may participate in the conference call by dialing +1-866-730-5769 (domestic) or +1-857-350-1593 (international) and entering access code 11896722, a few minutes before 10:00 a.m. ET on September 14, 2009. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com and www.peerlessmfg.com.
A replay of the conference call will be accessible two hours after its completion through September 28, 2009 by dialing +1-888-286-8010 (domestic) or +1-617-801-6888 (international) and entering access code 74608723. The call will also be archived for 30 days at www.streetevents.com, www.fulldisclosure.com and www.peerlessmfg.com.
About PMFG
We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for power generation, natural gas infrastructure and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide.
The PMFG, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5676
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in these forward-looking statements. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share; the receipt of new, and the non-termination of existing, contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment; risks associated with the Company’s recent acquisition of Nitram Energy, including the integration of Nitram’s operations with those of the Company and the significant indebtedness that the Company incurred in connection with the acquisition; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
PMFG, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three Months Ended			Three Months Ended
	June 30, 2009			June 30, 2008
Operating		Adjust-	Non-		Adjust-	Non-
Results	GAAP	ments	GAAP	GAAP	ments	GAAP
Revenues	$37,594	$—	$37,594	$40,935	$—	$40,935
Cost of goods sold	24,311	(10)	24,301	32,877	(4,992)	27,885

Gross profit	13,283	10	13,293	8,058	4,992	13,050
Operating expenses	8,977	—	8,977	9,513	—	9,513
Gain on sale of property	—	—	—	—	—	—

Operating income	4,306	10	4,316	(1,455)	4,992	3,537
Other income (expense)	(1,117)	—	(1,117)	(1,043)	—	(1,043)
Income tax expense	(562)	—	(562)	1,089	(1,661)	(572)

Net earnings	$2,627	$10	$2,637	$(1,409)	$3,331	$1,922

Diluted earnings per share	$0.20	$0.00	$0.20	$(0.11)	$0.25	$0.15

Weighted Average Shares Out- standing
Basic	12,973	12,973	12,973	12,868	12,868	12,868
Diluted	13,173	13,173	13,173	13,159	13,159	13,159

	Twelve months ended			Twelve months ended
	June 30, 2009			June 30, 2008
Operating		Adjust-	Non-		Adjust-	Non-
Results	GAAP	ments	GAAP	GAAP	ments	GAAP
Revenues	$158,006	$—	$158,006	$140,496	$—	$140,496
Cost of goods sold	109,403	(6,104)	103,299	99,216	(4,992)	94,224

Gross profit	48,603	6,104	54,707	41,280	4,992	46,272
Operating expenses	39,176	—	39,176	29,123	—	29,123
Gain on sale or property	—	—	—	—	—	—

Operating income	9,427	6,104	15,531	12,157	4,992	17,149
Other income (expense)	(5,824)	—	(5,824)	366	—	366
Income tax expense	(707)	(1,198)	(1,905)	(4,168)	(1,661)	(5,829)

Net earnings	$2,896	$4,906	$7,802	$8,355	$3,331	$11,686

Diluted earnings per share	$0.22	$0.37	$0.59	$0.64	$0.26	$0.89
Weighted Average Shares Out- standing
Basic	12,961	12,961	12,961	12,836	12,836	12,836
Diluted	13,181	13,181	13,181	13,062	13,062	13,062

Condensed Balance Sheet Information	2009	2008
Current assets	$87,691	$96,946
Non current assets	65,489	69,790

Total assets	$153,180	$166,736

Current liabilities	$47,444	$54,612
Long term debt	49,180	56,000
Other non current liabilities	10,598	13,193
Shareholders’ equity	45,958	42,931

Total liabilities and equity	$153,180	$166,736

STATEMENT REGARDING NON-GAAP RESULTS
PMFG, Inc. has provided a reconciliation of non-GAAP measures in order to provide the users of this financial information with a better understanding of the impact on our financial results resulting from purchase accounting associated with the acquisition of Nitram Energy Inc. in fiscal 2008. Management believes that excluding these items from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison between results in different periods and greater transparency regarding supplemental information used by management in its financial and operational decision making. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.
Contact:
PMFG, Inc.
Mr. Peter J. Burlage, Chief Executive Officer
Mr. Henry G. Schopfer, Chief Financial Officer
(214) 353-5545
Fax: (214) 351-4172
www.peerlessmfg.com
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
Cameron Associates
Kevin McGrath
(212) 245-4577
Kevin@cameronassoc.com